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                                                                 EXHIBIT 10.17.1

                                 AMENDMENT NO. 1
                           TO THE EMPLOYMENT AGREEMENT
                                       OF
                               GARY H. SCHOENFELD

         THIS AMENDMENT (the "Amendment") is entered into as of May 5, 2003, by and between Vans, Inc., a Delaware corporation ("Vans"), and Gary H. Schoenfeld, an individual, with respect to the following facts:

         A. The parties previously executed and delivered that certain Vans, Inc. Employment Agreement, dated as of June 1, 2002 (the "Employment Agreement"); and

         B. On May 5, 2003, the Compensation Committee of the Board of Directors of Vans approved certain changes to the Employment Agreement and authorized and directed the executive officers of Vans to execute and deliver an amendment to the Employment Agreement which memorializes such changes.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Amendments to the Employment Agreement. Sections 11.1 and 11.4 of the Employment Agreement are hereby deleted in their entirety and the Sections attached hereto as Exhibit A are substituted therefor.

         2. Remaining Provisions of the Employment Agreement. Except as specifically set forth herein, the Employment Agreement shall be deemed unchanged and remain and continue in full force and effect.

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         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of May 5, 2003.

Vans, Inc.

By: /s/ Craig E. Gosselin                       /s/ Gary H. Schoenfeld
    -------------------------------         -------------------------------
                                                    Gary H. Schoenfeld
Title: Senior Vice President
       and General Counsel

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                                    EXHIBIT A

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         NEW SECTIONS 11.1 AND 11.4 TO THE EMPLOYMENT AGREEMENT

11.1 "At Will" Employment. This Agreement, and Employee's employment, is at will, and the Company may, with or without notice, terminate this Agreement and all of the Company's obligations hereunder with or without "Cause." Employee may also terminate this Agreement at any time, for any reason, upon the giving of thirty (30) days' written notice to the Company; provided, however, the Company may waive all or any portion of such notice period in its sole and absolute discretion. Termination by the Company for "Cause" means termination due to (i) Employee's conviction of a felony (which, through the lapse of time or otherwise is not subject to appeal) involving an act of fraud, dishonesty, or moral turpitude; (ii) Employee's material refusal without proper cause to perform adequately his obligations under this Agreement or follow the instructions of his supervisor(s), after reasonable written notice and an opportunity to cure within thirty (30) days of Employee's receipt of such notice; (iii) Employee's knowing material breach of his fiduciary duty of loyalty as an executive officer of the Company; (iv) Employee's material failure to adhere to the code of conduct and rules set forth in the Company's Employee Handbook, as amended or in existence from time to time, after reasonable written notice and an opportunity to cure within thirty (30) days of Employee's receipt of such notice; (v) the death or disability of Employee; or (vi) the voluntary termination by Employee of his employment, except for "Good Reason" (as defined in Paragraph 11.3 hereof).

11.4 Severance Compensation. In the event (i) Employee terminates this Agreement for Good Reason in accordance with Paragraph 11.3 hereof; or (ii) Employee is terminated without Cause, the Company shall be obligated to pay severance compensation to Employee in an amount equal to 1.99 times the sum of (a) Employee's then current salary compensation plus (b) the highest amount of bonuses earned by Employee in any fiscal year during the three fiscal years immediately prior to such termination, or during the three fiscal years immediately prior to the effective date of this Agreement (June 1, 2002), and such severance compensation shall be "grossed up" for all federal and state taxes payable thereon. In the event Employee is terminated without Cause, or terminates this Agreement for Good Reason, within three (3) years of a "Change in Management or Control" (as such term is defined in Paragraph 11.5 hereof), the Company shall be obligated to pay severance compensation to Employee in an amount equal to 2.99 times the sum of (a) Employee's then current salary compensation, plus (b) the highest amount of bonuses earned by Employee in any fiscal year during the three fiscal years prior to the Change in Management or Control, or in any fiscal year in the three-year period immediately prior to the effective date of this Agreement (June 1, 2002), and such severance compensation shall be "grossed up" for all federal and state taxes payable thereon. In the event that Employee is entitled to receive severance compensation pursuant to this

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Paragraph 11.4, Employee shall have the option, in his sole discretion, to receive such severance compensation in one lump sum. Additionally, if Employee is entitled to receive severance compensation pursuant to this Paragraph 11.4, Employee (a) shall be entitled to exercise the vested portion of any of his Company stock options for a period of eighteen (18) months after the date of termination and (b) the Company shall pay the reasonable cost of outplacement services for Employee and also pay Employee (i) all compensation for services rendered hereunder and not previously paid; (ii) accrued vacation pay; and (iii) any appropriate business expenses incurred by Employee in connection with his duties hereunder and approved pursuant to Section 4 hereof, all through the date of termination. In addition, if Employee is terminated for any reason or resigns his employment for any reason, he is entitled to received prompt payment of any and all amounts earned but not yet paid under the Company's Long Term Executive Bonus Plan.